Exhibit to FORM 10-QSB

                              EMPLOYMENT AGREEMENT


                  AGREEMENT made as of the 6th day of June, 1996, by and between Sheffield Medical Technologies Inc., a Delaware corporation with its principal offices at 30 Rockefeller Plaza, Suite 4515, New York, New York 10112 (the "Corporation"), and Thomas M. Fitzgerald residing at 4 St. Andrews Hill, Pittsford, New York 14534
("Executive").

                              W I T N E S S E T H :

                  WHEREAS, the Corporation desires to employ and retain the Executive as its Chief Operating Officer, upon the terms and subject to the conditions of this Agreement; and

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

                  1. EMPLOYMENT OF EXECUTIVE. Effective as of June 17, 1996 the Corporation hereby employs Executive as its Chief Operating Officer, to perform the duties and responsibilities traditionally incident to such office, subject at all times to the control and direction of the Board of Directors of the Corporation.


                  2. ACCEPTANCE OF EMPLOYMENT; OFFICES; TIME AND ATTENTION, ETC.
(a) Executive hereby accepts such employment and agrees that throughout the period of his employment hereunder, except as hereinafter provided, he will devote his full business and professional time in utilizing his business and professional expertise, with proper attention, knowledge and skills faithfully, diligently and to the best of his ability in furtherance of the business of the Corporation and its subsidiaries and will perform the duties assigned to him pursuant to Paragraph 1 hereof. As Chief Operating Officer, Executive shall also perform such specific duties and shall exercise such specific authority related to the management of the day-to-day operations of the Corporation and its subsidiaries as may be reasonably assigned to Executive from time to time by the Board of Directors of the Corporation.

                  (b) Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions and restrictions as the Board of Directors of the Corporation shall from time to time establish. During the period of his employment hereunder, Executive shall not, directly or indirectly, accept employment or compensation from, or perform services of any nature for, any business enterprise other than the Corporation and its subsidiaries. Notwithstanding the foregoing in this Paragraph 2, Executive shall not be precluded from (i) engaging in recreational, eleemosynary, educational and other activities which do not materially interfere with his duties hereunder during vacations,
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holidays and other periods outside of business hours or (ii) working on projects and receiving compensation which arise from Permitted Projects (as hereinafter defined), but only to the extent that such work does not interfere with Executive's duties hereunder. As used herein, "Permitted Projects" shall mean
(a)  the   completion   of  existing   projects  by   Executive   on  behalf  of
RhonePoulenc-Rorer  Corp. ("RPR") and Fisons Corporation  ("Fisons") relating to
(i) the sale of RPR's pharmaceutical business (formerly owned by Fisons) location in Rochester, New York (ii) the termination of Fisons' ophthalmic products joint venture with Allergan and (iii) the sale of Fison's aerosol manufacturing business located in Massachusetts and (b) such other projects as may be agreed to in advance in writing between Executive and the Corporation.

                  (c) It is anticipated that the Corporation's principal executive office shall remain in New York City, but that Executive shall be required to spend substantial amounts of time at locations in and outside of New York City relating to the business of the Corporation and its subsidiaries. It is understood that Executive shall continue to reside in the vicinity of Rochester, New York until Executive is relocated to the Corporation's executive offices in New York City, New York as described below. The Corporation agrees to reimburse Executive for his reasonable expenses, including hotel and travel costs, associated with his business travel outside Rochester, New York until completion of such relocation. It is understood that the Executive may, to the extent practicable, perform his duties and fulfill his obligations hereunder from his office in Rochester, New York until completion of his relocation to New York City as described below. It is understood that the Corporation will lease an office to be utilized by Executive at a monthly rent of up to $1,000 per month in Rochester, New York until the earlier to occur of Executive's relocation to New York City as described below or the termination of Executive's employment hereunder. The location of such office (the "Rochester Office") shall be mutually acceptable to Executive and the Corporation. In addition, until completion of such relocation, it is understood that Executive shall visit the Corporation's executive office in New York City on a regular basis for meetings and to conduct Corporation business that is more appropriately conducted from such executive office. Upon 60 days notice to Executive, Executive shall relocate his principal residence to the New York City metropolitan area. Upon completion of such relocation, Executive shall be headquartered in the Company's executive offices located in the New York City metropolitan area and shall continue to fulfill his obligations under this Agreement from such offices rather than from the Rochester Office. In no event shall the Company deliver such notice of relocation prior to April 1, 1997. The Company shall reimburse Executive for all appropriately documented and reasonable out-of-pocket expenses associated with moving his possessions in connection with such relocation.

                  (d) The Corporation shall reimburse Executive for all appropriately documented operating expenses (i.e., telephone, fax, personal computer, copier, etc.) incurred by Executive on behalf of

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the  Corporation  after the date of this  Agreement as may be necessary  for the
efficient   operation  of  the  Rochester,   New  York  office  referred  to  in
subparagraph (c) of this Paragraph 2; PROVIDED, HOWEVER, that Executive will not incur any such individual expense in excess of $1,000 without the prior written approval of the Chairman, Chief Executive Officer or Chief Financial Officer of the Corporation.

                  (e) It is understood the Corporation will pay an annual salary of up to $40,000 for an administrative assistant to Executive during the term of Executive's employment under this Agreement. Such administrative assistant shall be an employee of the Corporation selected by Executive and approved by the Corporation.

                  3. TERM. Except as otherwise provided herein, the term of Executive's employment hereunder shall commence on June 17, 1996 and shall continue to and including June 16, 1999. Unless terminated earlier in accordance with the terms hereof, this Agreement shall automatically be extended for one or more additional consecutive one year terms unless either party notifies the other party in writing at least six months before the end of the then current term (including the initial term) of its or his desire to terminate this Agreement. The last day of the term of this Agreement pursuant to this Paragraph 3 is referred to herein as the "Termination Date."

                  4. COMPENSATION. (a) As compensation for his services hereunder, the Corporation shall pay to Executive (i) a base annual salary at the rate of $175,000, payable in equal installments in accordance with the normal payroll practices of the Corporation but in no event less frequently than semi-monthly, and (ii) such incentive compensation and bonuses, if any, as the Board of Directors of the Corporation in its absolute discretion may determine to award Executive (it being understood that this Agreement shall in no event be construed to require the payment to Executive of any incentive compensation or bonuses). The Corporation agrees to consider the appropriateness of granting Executive a bonus at such time as any other executive officer of the Corporation is being considered for a bonus. All compensation paid to Executive shall be subject to withholding and other employment taxes imposed by applicable law.

                  (b) As additional compensation for his services hereunder, the Corporation shall grant to Executive an option under the Corporation's 1993 Stock Option Plan (the "Plan") to acquire a total of 150,000 shares of the Corporation's common stock, with the terms of such option to be evidenced by an option letter agreement to be delivered on or before June 21, 1996 by the Corporation to Executive in the form annexed as Exhibit "A" hereto. In the event that there are not sufficient shares of the Corporation's common stock available for such grant under the Plan at such date, the Corporation shall issue Executive an option letter in its customary form on such date providing Executive with a comparable stock option grant that is issued independent of the Plan.

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                  (c)  During the period of  Executive's  employment  hereunder,
Executive shall not be entitled to any additional compensation for rendering employment services to subsidiaries of the Corporation or for serving in any office of the Corporation or any of its subsidiaries to which he is elected or appointed.

                  (d) In the event that Executive is elected to the Corporation's Board of Directors, Executive will receive compensation and benefits as a director of the Corporation consistent with the compensation and benefits received by the Corporation's other directors who are also employees of the
Corporation.

                  5. ADDITIONAL BENEFITS; VACATION. (a) In addition to such base salary, Executive shall receive and be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any profit sharing, pension, retirement, hospitalization, disability, medical service, insurance or other employee benefit plan generally available to the executive officers of the Corporation that may be in effect from time to time during the period of
Executive's employment hereunder. The Corporation agrees to cover Executive under any directors' and officers' liability policy maintained by the Corporation.

                  (b) Executive shall be entitled to four (4) weeks' paid vacation in respect of each 12-month period during the term of his employment hereunder, such vacation to be taken at times mutually agreeable to Executive and the Board of Directors of the Corporation. Vacation time shall not be cumulative from one 12- month period to the next, but Executive shall receive vacation pay at the then current salary rate for any vacation time not taken by him.

                  (c) Executive shall be entitled to recognize as holidays all days recognized as such by the Corporation.

                  6. REIMBURSEMENT OF EXPENSES. The Corporation shall reimburse Executive in accordance with applicable policies of the Corporation for all expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Corporation, upon the submission to the Corporation of appropriate receipts or vouchers.

                  7. RESTRICTIVE COVENANT. (a) In consideration of the Corporation's entering into this Agreement, Executive agrees that during the period of his employment hereunder and, in the event of termination of this Agreement (i) by the Corporation upon Executive becoming Disabled (as that term is defined in Paragraph 12 hereof), (ii) by the Corporation for Cause (as that term is defined in Paragraph 13 hereof) or (iii) by Executive otherwise than for Employer Breach (as that term is defined in Paragraph 14 hereof), for a further period of six months thereafter, he will not (x) directly or indirectly own, manage, operate, join, control, participate in, invest in, whether as an officer, director, employee, partner, investor or otherwise, any business entity that is engaged in a directly competitive business (as hereinafter

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defined) to that of the Corporation or any of its subsidiaries within the United
States of America, (y) for himself or on behalf of any other person, partnership, corporation or entity, call on any customer of the Corporation or any of its subsidiaries for the purpose of soliciting away, diverting or taking away any customer from the Corporation or its subsidiaries, or (z) solicit any
person  then  engaged  as  an  employee,   representative,   agent,  independent
contractor  or  otherwise  by the  Corporation  or any of its  subsidiaries,  to
terminate  his  or  her  relationship   with  the  Corporation  or  any  of  its
subsidiaries. For purposes of this Agreement, the term "directly competitive business" shall mean any business that is involved in the research, development, manufacturing or commercialization in any way of any technology, product, compound, device or method that acts or functions by, through or on the same active, binding or receptor site, mechanism of action, signaling pathway or channel as any technology, product, compound, device or method that is or becomes a part of the Corporation's business or the business of any of its subsidiaries during Executive's employment by the Corporation or any of its subsidiaries. Nothing contained in this Agreement shall be deemed to prohibit Executive from investing his funds in securities of an issuer if the securities of such issuer are listed for trading on a national securities exchange or are traded in the over-the-counter market and Executive's holdings therein represent less than 10% of the total number of shares or principal amount of the securities of such issuer outstanding.

                  (b) Executive acknowledges that the provisions of this Paragraph 7 are reasonable and necessary for the protection of the Corporation, and that each provision, and the period or periods of time, geographic areas and types and scope of restrictions on the activities specified herein are, and are intended to be, divisible. In the event that any provision of this Paragraph 7, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect.

                  8.       CONFIDENTIAL INFORMATION.

                           (a)      Executive shall hold in a fiduciary capacity
for the benefit of the Corporation and its subsidiaries all confidential information, knowledge and data relating to or concerned with its operations, sales, business and affairs, and he shall not, at any time during his employment hereunder and for two years thereafter, use, disclose or divulge any such information, knowledge or data to any person, firm or corporation other than to the Corporation and its subsidiaries or their respective designees or except as may otherwise be reasonably required or desirable in connection with the business and affairs of the Corporation and its subsidiaries.

                           (b)      Notwithstanding anything to the contrary
contained herein, Executive's obligations under Paragraph 8(a) hereof shall not apply to any information which:


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                  (i)  becomes rightfully known to Executive subsequent or prior to his employment by the Corporation;

                  (ii) is or becomes available to the public other than as a result of wrongful disclosure by Executive;

                  (iii) becomes available to Executive subsequent to his employment by the Corporation on a nonconfidential basis from a source other than the Corporation or its agents which source has a right to disclose such information; or

                  (iv) results from research and development and/or commercial operations at any time by or on behalf of any person, company or other entity with which or with whom Executive shall become associated (in a manner consistent with the terms of this Agreement) subsequent to his employment by the Corporation or its agents totally independent from any disclosure from the Corporation or its agents.

                           (c)      Notwithstanding anything to the contrary
contained herein, in the event that Executive becomes legally compelled to disclose any confidential information, Executive will provide the Corporation with prompt notice so that the Corporation may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, Executive shall furnish only such confidential information which is legally required to be disclosed.

                  9. INTELLECTUAL PROPERTY. Any idea, invention, design, written material, manual, system, procedure, improvement, development or discovery conceived, developed, created or made by Executive alone or with others, during the period of his employment hereunder and applicable to the business of the Corporation or any of its subsidiaries, whether or not patentable or registrable, shall become the sole and exclusive property of the Corporation or such subsidiary. Executive shall disclose the same promptly and completely to the Corporation and shall, during the period of his employment hereunder and at any time and from time to time hereafter at no cost to Executive (i) execute all documents reasonably requested by the Corporation for vesting in the Corporation or any of its subsidiaries the entire right, title and interest in and to the same, (ii) execute all documents reasonably requested by the Corporation for filing and prosecuting such applications for patents, trademarks, service marks and/or copyrights as the Corporation, in its sole discretion, may desire to prosecute, and (iii) give the Corporation all assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect the Corporation's right therein and thereto. The provisions of this Paragraph 9 shall not apply to any idea, invention, design, written material, manual, system, procedure, improvement, development or discovery conceived, developed, created or made by Executive exclusively from his work on Permitted Projects.

                  10. EQUITABLE RELIEF. The parties hereto acknowledge that Executive's services are unique and that, in the event of a


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breach or a  threatened  breach by  Executive  of any of his  obligations  under
Paragraphs 7, 8 or 9 this Agreement, the Corporation shall not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by Executive, the Corporation shall be entitled to such equitable and injunctive relief as may be available to restrain Executive and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach from the violation of the provisions of Paragraph 7, 8 or 9 hereof. Nothing herein shall be construed as prohibiting the Corporation from pursuing any other remedies available at law or in equity for such breach or
threatened  breach,   including  the  recovery  of  damages  and  the  immediate termination of the employment of Executive hereunder, if and to the extent permitted hereunder.

                  11. TERMINATION OF AGREEMENT; Termination of Employment; Severance; Survival; (a) This Agreement and Executive's employment hereunder shall terminate upon the first to occur of the following: (i) Executive becoming Disabled (as that term is defined in Paragraph 12 hereof); (ii) Executive's death; (iii) termination of Executive's employment by the Corporation for Cause or pursuant to subparagraph (b) of this Paragraph 11; (iv) termination of Executive's employment for Employer Breach and (v) the termination of this Agreement at the end of the term of this Agreement pursuant to Paragraph 3.

                           (b)  Notwithstanding anything to the contrary
contained in this Agreement, in the event of the termination of the Executive's employment by the Corporation for any reason (other than for Cause), Executive shall be paid a severance payment of $87,500 payable in six equal monthly installments, with the first installment being payable on the date falling two weeks after the date of such termination and each additional installment being paid every month after such date until such severance is paid in full. In the event of such termination of the Executive's employment by the Corporation, the Corporation shall have no further obligation to the Executive under this Agreement other than the Corporation's obligation to make such severance payment to the Executive and to maintain Executive's hospitalization and medical service insurance coverage provided by the Corporation until the payment in full of such severance payments.

                           (c) Paragraphs 6, 7, 8 and 9 of this Agreement shall
survive the termination of Executive's employment hereunder, except in the case of termination pursuant to Paragraph 14.

                  12. DISABILITY. In the event that during the term of his employment by the Corporation Executive shall become Disabled (as that term is hereinafter defined) he shall continue to receive the full amount of the base salary to which he was theretofore entitled for a period of six months after he shall be deemed to have become Disabled (the "First Disability Payment Period"). If the First Disability Payment Period shall end prior to the Termination Date, Executive thereafter shall be entitled to receive salary at an annual rate equal to 80% of his then current base salary for a further period ending on the earlier of (i) six months


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thereafter  or  (ii)  the  Termination  Date  (the  "Second  Disability  Payment
Period"). Upon the expiration of the Second Disability Payment Period, Executive shall not be entitled to receive any further payments on account of his base salary until he shall cease to be Disabled and shall have resumed his duties
hereunder  and  provided  that  the  Corporation   shall  not  have  theretofore
terminated this Agreement as hereinafter provided. The Corporation may terminate Executive's employment hereunder at any time after Executive is Disabled, upon at least 10 days' prior written notice; PROVIDED, HOWEVER, that such termination shall not relieve the Corporation from its obligation to make the payments to Executive described above in this Paragraph 12. For the purposes of this Agreement, Executive shall be deemed to have become Disabled when (x) by reason of physical or mental incapacity, Executive is not able to perform his duties hereunder for a period of 90 consecutive days or for 120 days in any consecutive 180-day period or (y) when Executive's physician or a physician designated by the Corporation shall have determined that Executive shall not be able, by reason of physical or mental incapacity, to perform a substantial portion of his duties hereunder. In the event that Executive shall dispute any determination of his disability pursuant to clauses (x) or (y) above, the matter shall be resolved by the determination of three physicians qualified to practice medicine in the United States of America, one to be selected by each of the Corporation and Executive and the third to be selected by the designated physicians. If Executive shall receive benefits under any disability policy maintained by the Corporation, the Corporation shall be entitled to deduct the amount equal to the benefits so received from base salary that it otherwise would have been required to pay to Executive as provided above.

                  13. TERMINATION FOR CAUSE. The Corporation may at any time upon written notice to Executive terminate Executive's employment for Cause. For purposes of this Agreement, the following shall constitute Cause: (i) the willful and repeated failure of Executive to perform any material duties hereunder or gross negligence of Executive in the performance of such duties, and if such failure or gross negligence is susceptible to cure by Executive, the failure to effect such cure within twenty (20) days after written notice of such failure or gross negligence is given to Executive; (ii) except as permitted hereunder, unexplained, willful and regular absences of Executive from the Corporation; (iii) excessive use of alcohol or illegal drugs, interfering with the performance of Executives duties hereunder; (iv) indictment for a crime of theft, embezzlement, fraud, misappropriation of funds, other acts of dishonesty or the violation of any law or ethical rule relating to Executive's employment;
(v) indicted for any other felony or other crime involving moral turpitude by Executive; or (vi) the breach by Executive of any other material provision of this Agreement, and if such breach is susceptible of cure by Executive, the failure to effect such cure within twenty (20) days after written notice of such breach is given to Executive. For purposes of this Agreement, an action shall be considered "willful" if it is done intentionally, purposely or knowingly, distinguished from an act done carelessly, thoughtlessly or inadvertently. In any such event, Executive shall be entitled to receive his base


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
salary to and including the date of termination. Should Executive in good faith dispute his termination for Cause, he shall give prompt written notice thereof to the Corporation, in which event such dispute shall be submitted to and determined by arbitration in New York City. Such arbitration shall be conducted before a single arbitrator agreed upon between the Corporation and Executive; provided, however, that if the parties are unable to agree on a single arbitrator, the dispute shall be conducted before a panel of three arbitrators consisting of one arbitrator selected by the Corporation, one the second arbitrator selected by Executive and the third arbitrator selected by the other two arbitrators. Such arbitration shall be conducted in accordance with such rules as shall be promulgated by the arbitrator (or panel), which may include any or all of the rules then obtaining of the American Arbitration Association. Any award or decision of the arbitration shall be conclusive in the absence of fraud and judgment thereon may be entered in any court having jurisdiction thereof. The costs of such arbitration shall be paid by the Corporation. Executive shall not be entitled to receive compensation for any period subsequent to his dismissal pursuant to this Paragraph 13.

                  14. TERMINATION FOR EMPLOYER BREACH. Executive may upon written notice to the Corporation terminate this Agreement (including paragraphs 7, 8 and 9) in the event of the breach by the Corporation of any material provision of this Agreement, and if such breach is susceptible of cure, the failure to effect such cure within 20 days after written notice of such breach is given to the Corporation. Executive's right to terminate this Agreement under this Paragraph 14 shall be in addition to any other remedies Executive may have under law or equity. Paragraphs 2(d), 6 and 11(b) of this Agreement shall survive the termination of this Agreement by Executive pursuant to this Paragraph 14.

                  15.      INSURANCE  POLICIES.  The Corporation  shall have the
right from time to time to purchase, increase, modify or terminate insurance policies on the life of Executive for the benefit of the Corporation, in such amounts as the Corporation shall determine in its sole discretion. In connection therewith, Executive shall, at such time or times and at such place or places as the Corporation may reasonably direct, submit himself to such physical examinations and execute and deliver such documents as the Corporation may reasonably deem necessary or desirable.

                  16. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement of the parties hereto, and any prior agreement between the Corporation and Executive is hereby superseded and terminated effective immediately and shall be without further force or effect. No amendment or modification himself shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought.

                  17. NOTICES. Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be delivered in person or sent by responsible overnight delivery service or sent by certified mail, return receipt requested, postage and fees prepaid, if to the Corporation, at its

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address set forth above to the attention of the  Corporation's  Chief  Financial
Officer and, if to Executive, at his address set forth above. Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given under this Paragraph 17. Notices shall be deemed effective upon receipt.

                  18. NO ASSIGNMENT; BINDING EFFECT. Neither this Agreement, nor the right to receive any payments hereunder, may be assigned by either party without the other party's prior written consent. This Agreement shall be binding upon Executive, his heirs, executors and administrators and upon the Corporation, its successors and assigns.

                  19. WAIVERS. No course of dealing nor any delay on the part of either party in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

                  20. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except that body of law relating to choice of laws.

                  21. INVALIDITY. If any clause, paragraph, section or part of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or affect any other clause, paragraph, section or part of this Agreement.

                  22. FURTHER ASSURANCES. Each of the parties shall execute such documents and take such other actions as may be reasonably requested by the other party to carry out the provisions and purposes of this Agreement in accordance with its terms.

                  23. HEADINGS. The headings contained in this Agreement have been inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  24. PUBLICITY. The Corporation and Executive agree that they will not make any press releases or other announcements prior to or at the time of execution of this Agreement with respect to the terms contemplated hereby, except as required by applicable law, without the prior approval of the other party, which approval will not be unreasonably withheld.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                        SHEFFIELD MEDICAL TECHNOLOGIES INC.

                                        /s/ Douglas R. Eger
                                        -------------------
                                        Douglas R. Eger
                                        Chairman & CEO


                                        /s/ Thomas M. Fitzgerald
                                        ------------------------
                                        Thomas M. Fitzgerald

                                                      EXHIBIT A TO
                                                      EMPLOYMENT AGREEMENT


                       SHEFFIELD MEDICAL TECHNOLOGIES INC.
                        30 ROCKEFELLER PLAZA, SUITE 4515
                            NEW YORK, NEW YORK 10112




                                                       , 1996




To:      Thomas M. Fitzgerald
         4 St. Andrews Hill
         Pittsford, New York 14534

                  By unanimous written consent of the Stock Option Committee of the Board of Directors of Sheffield Medical Technologies Inc. (the "Company")
dated        , 1996,  the Company  authorized the grant to you of an option (the
"Option") to purchase One Hundred Fifty Thousand (150,000) shares (the "Shares") of Common Stock, par value $.01 per share, of the Company. The Option is being granted in connection with the Employment Agreement dated as of June 6, 1996 between the Company and you.

                  No part of the option is currently exercisable. The option may first be exercised on the respective dates, in the respective amounts and for the respective exercise prices listed below:


First Date of           No. of Shares        Exercise Price Per
  Exercise               Exercisable               Share
- -----------------   --------------------    ---------------------


June 1, 1997               50,000                  $   5.25

June 1, 1998               50,000                  $   6.75

June 1, 1999               50,000                  $   8.25


                  This Option must be exercised as to any and all Shares on or prior to June 1, 2001 (on which date the Option will, to the extent not previously exercised, expire).

                  Unless at the time of the exercise of the Option a registration statement under the Securities Act of 1933, as amended (the "Act"), is in effect as to such Shares, any Shares purchased by you upon the exercise of the Option shall be acquired for investment and not for sale or distribution, and if the Company so requests, upon any exercise of the Option, in whole or in part, you will execute and deliver to the Company a certificate to such effect. The Company shall not be obligated to issue any Shares pursuant to the Option if, in the opinion of counsel to the Company, the Shares to be so issued are required to be registered or otherwise qualified under the Act or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such Shares have been so registered or otherwise qualified. The Company confirms that the Shares have been registered under a currently effective registration statement.

                  You understand and acknowledge that, under existing law, unless at the time of the exercise of the Option a registration statement under the Act is in effect as to such Shares (i) any Shares purchased by you upon exercise of this option may be required to be held indefinitely unless such Shares are subsequently registered under the Act or an exemption from such registration is available; (ii) any sales of such Shares made in reliance upon Rule 144 promulgated under the Act may be made only in accordance with the terms and conditions of that Rule (which, under certain circumstances, restrict the number of shares which may be sold and the manner in which shares may be sold);
(iii) in the case of securities to which Rule 144 is not applicable, compliance with Regulation A promulgated under the Act or some other disclosure exemption will be required; (iv) certificates for Shares to be issued to you hereunder shall bear a legend to the effect that the Shares have not been registered under the Act and that the Shares may not be sold, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act relating thereto or an opinion of counsel satisfactory to the Company that such registration is not required; and (v) the Company will place an appropriate "stop transfer" order with its transfer agent with respect to such Shares. In addition, you understand and acknowledge that the Company has no obligation to you to furnish information necessary to enable you to make sales under Rule 144. The Company confirms that the Shares have been registered under a currently effective registration statement.

                  In the event that the Company shall at any time prior to the expiration of the Option and prior to the exercise thereof: (i) declare or pay to the holders of the Common Stock a dividend payable in any kind of shares of stock of the Company; or (ii) change or divide or otherwise reclassify its Common Stock into the same or a different number of shares with or without par value, or into shares of any class or classes; or (iii) consolidate or merge with, or transfer its property as an entirety or substantially all of its assets to any other corporation; or (iv) make any distribution of its assets to holders of its Common Stock as a liquidation, or partial liquidation dividend or by way of return of capital; then, upon the subsequent exercise of the Option, the purchase price of the Shares issuable upon the exercise hereof shall be appropriately adjusted by the Board of Directors of the Company so that you shall receive for the exercise price, in addition to or in substitution for the Shares to which you would be entitled upon such exercise, such additional shares of stock of the Company, or such reclassified shares of stock of the Company, or such securities or property of the Company resulting from such consolidation or merger or transfer, of such assets of the Company, which you would have been entitled to receive had you exercised the Option prior to the happening of any of the foregoing events.

                  The Option (or installment thereof) is to be exercised by delivering to the Company a written notice of exercise in the form attached hereto as Annex A, specifying the number of Shares to be purchased, together with payment of the purchase price of the Shares to be purchased. The purchase price is to be paid in cash.

                  The Option does not confer upon you any right whatsoever as a stockholder of the Company.

                  The Option is granted to you under the Company's 1993 Stock Option Plan, as amended, (the "Plan") and is intended to be an incentive stock option. The terms of the Plan are incorporated by reference into the Option, except as modified by the terms set forth herein. A copy of the Plan has been delivered to you with this letter.

                  The Option shall be binding upon any successors or assigns of the Company.

                  If the foregoing correctly sets forth our understanding, please indicate your acceptance by signing this letter in the space provided below.



                                        Very truly yours,


                                        SHEFFIELD MEDICAL TECHNOLOGIES INC.

                                        -------------------
                                        Douglas R. Eger
                                        Chairman & CEO


AGREED TO AND ACCEPTED:


- --------------------------
Thomas M. Fitzgerald
                                       -4-

                                                                         Annex A
                                                                         -------

                             STOCK SUBSCRIPTION FORM

To:  Sheffield Medical Technologies Inc.


Gentlemen:

                  I hereby exercise my option to purchase from Sheffield Medical Technologies Inc. (the "Company"), pursuant to the Stock Option Letter Agreement
between us dated as of        , 1996,  -------- shares of the  Company's  Common
Stock, $.01 par value, and herewith tender payment therefor at the rate of $--- per share. The option was originally granted pursuant to the terms of the Company's 1993 Stock Option Plan.

                  I represent and warrant that I am acquiring the said shares for my own account for investment purposes only; that I have no present intention of selling or otherwise disposing of such shares or any part thereof; that I will not transfer said shares in violation of the securities laws of the United States; that I am familiar with the business operations, management and financial condition and affairs of the Company; that I have not relied upon any representation of the Company with respect thereto; and that I have the personal financial means to comply with all of said representations. I further confirm that I have been advised that said shares will not be registered under the Securities Act of 1933, as amended, and that I have consulted with and been advised by counsel as to the restrictions on resale to which said shares will thereby be subject.

                  The form in which I wish my name and address to appear on the Company's stock records is as follows:

                                    Name:
                                              ----------------------------------
                                    Address:
                                              ----------------------------------
                                              ----------------------------------
                                              ----------------------------------




                                     Very truly yours,




                                     ----------------------------------
                                     Thomas M. Fitzgerald


                                       -5-